Exhibit 99.1

BRE CORPORATE NEWS

Investor Contact: Edward F. Lange, Jr., 415.445.6559
Media Contact: Thomas E. Mierzwinski, 415.445.6525

FOR IMMEDIATE RELEASE

BRE PROPERTIES ANNOUNCES BOARD OF DIRECTORS TRANSITION

February 4, 2008 (San Francisco) – BRE Properties Inc. (NYSE:BRE) today announced the retirement of Roger P. Kuppinger from the company’s board of directors, effective May 14, 2008, and the appointment of Paula Downey to the board, effective March 1, 2008. This change is part of an ongoing board succession plan, which was implemented to ensure an orderly transition as board members reach retirement age.

“Roger Kuppinger has served on the board since 1995, and his contributions on a number of committees, in particular the audit committee, have been exceptional,” said Board Chairman Robert A. Fiddaman. “Roger’s sharp focus on finance and his real estate experience have been invaluable to our stakeholders. The board would like to thank him for all his contributions.”

Downey is president of AAA Northern California, Nevada and Utah (CSAA), a position she has held since 2005. Her career at AAA includes executive positions beginning in 1989 as director, financial services, then vice president and assistant treasurer of The Auto Club Group/Auto Club Insurance Association in Dearborn, Mich.; she moved to CSAA in 2000, where she advanced from senior vice president and chief financial officer, to chief operations officer to her current position.

Downey serves as an officer of California State Automobile Association, California State Automobile Association Inter-Insurance Bureau, and as a director of their subsidiaries including Pacific Lighthouse Reinsurance Ltd., Western United Insurance Company, CSAA Life and Financial Services, Inc., ACA Insurance Company, ACA Member Services Company, and Ceres Reinsurance, Inc. In addition, she serves on the boards of directors of the Bay Area Council and the Golden Gate National Parks Conservancy. She holds a bachelor’s degree and an M.B.A. in corporate finance and strategy from the University of Michigan.

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BRE Properties Inc. — 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com

“Paula Downey joins the BRE board with a wealth of experience in executive leadership and corporate finance. As president of CSAA, the second-largest AAA affiliate, she leads an organization with approximately $3 billion in revenue and capital, and more than $5 billion in assets. Her service on BRE’s board audit committee will be an asset to our company and shareholders,” said BRE President and CEO Constance B. Moore. “On behalf of the executive management team, I also would like to thank Roger Kuppinger for his long-term commitment and excellent service on the board. We wish him well in retirement.”

About BRE Properties

BRE Properties—a real estate investment trust—develops, acquires and manages apartment communities convenient to its residents’ work, shopping, entertainment and transit in supply-constrained Western U.S. markets. BRE directly owns and operates 77 apartment communities totaling 21,808 units in California, Arizona and Washington. The company currently has 10 other properties in various stages of development and construction, totaling 3,125 units, and joint venture interests in 13 additional apartment communities, totaling 4,080 units.

Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Except for the historical information contained herein, this news release contains forward-looking statements regarding our board of directors transition, and is based on our current expectations and judgment. You should not rely on these statements as predictions of future events because there is no assurance that the events or circumstances reflected in the statements can be achieved or will occur. Forward-looking statements are identified by words such as “believes,” “expects,” may,” “will,” “should,” “approximately,” “intends,” “plans,” “pro forma,” “estimates,” or “anticipates” or their negative form or other variations, or by discussions of strategy, plans or intentions. The following factors, among others, could affect actual results and future events: defaults or non-renewal of leases, increased interest rates and operating costs, failure to obtain necessary outside financing, difficulties in identifying properties to acquire and in effecting acquisitions, failure to successfully integrate acquired properties and operations, inability to dispose of assets that no longer meet our investment criteria under favorable terms and conditions, risks and uncertainties affecting property development and construction (including construction delays, cost overruns, inability to obtain necessary permits and public opposition to such activities), failure to qualify as a real estate investment trust under the Internal Revenue Code of 1986, as amended, and increases in real property tax rates. Our success also depends on general economic trends, including interest rates, tax laws, governmental regulation, legislation, population changes and other factors, including the risk factors discussed in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K as they may be updated from time to time by our subsequent filings with the Securities and Exchange Commission. You should not rely solely on forward-looking statements, which only reflect management’s analysis. We assume no obligation to update this information. For more details, please refer to our SEC filings, including our most recent Annual Report on Form 10-K and quarterly report on Form 10-Q.

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BRE Properties Inc. — 525 Market Street, 4th Floor — San Francisco, CA 94105 — Fax: 415.445.6505 — breproperties.com